EXHIBIT 99.1

SYSCO Corporation                             NEWS RELEASE
1390 Enclave Parkway                          ------------
Houston, Texas 77077-2099
(281) 584-1390
                                                       FOR MORE INFORMATION
                                              CONTACT: John Palizza
                                                       Assistant Treasurer
                                                       281-584-1308

                 SYSCO ACHIEVES 16.7% RISE IN SECOND QUARTER EPS

     HOUSTON, JANUARY 27, 2003 -- SYSCO Corporation (NYSE: SYY), North America's largest foodservice marketer and distributor, today announced results for its second quarter of fiscal year 2003 ended December 28, 2002.

SECOND  QUARTER  HIGHLIGHTS:
---------------------------

     o Diluted earnings per share rose 16.7% to $0.28 compared to $0.24 in the same period last year
     o Net earnings increased 16.4% to $185 million vs. $159 million in last year's second quarter
     o Sales for the quarter grew 13.6% to $6.3 billion vs. $5.6 billion last year
     o    Real sales growth for the second quarter was 7.6%
     o Marketing associate-served sales as a percentage of traditional broadline sales increased to 54.7% from 54.1% in the same period last year
     o SYSCO Brand items accounted for 54.7% of marketing associate-served sales and 48.7% of all traditional broadline company sales

     Commenting on the second quarter, Richard J. Schnieders, who became SYSCO's fifth chairman and chief executive officer on January 1, 2003, said, "The sales acceleration we experienced during the first quarter of fiscal 2003 continued into the second quarter, boosting market share gains. Of particular note, sales to marketing associate-served customers, who are principally independent foodservice operators, increased 12.7 percent compared to last year's second quarter.

     "Real sales growth of 7.6 percent for the quarter was SYSCO's best result in the last eight quarters," continued Mr. Schnieders. "In addition, real sales increased sequentially throughout calendar year 2002, reflecting the soundness of our growth strategies."

     The second quarter real sales increase of 7.6 percent is adjusted for 0.9 percent food cost deflation and excludes 6.8 percent of sales growth from recently acquired companies.

     Mr. Schnieders concluded his remarks by emphasizing the success SYSCO enjoyed in expense control, resulting in a 20 basis point decline in expenses as a percent to sales. "During the second quarter many of our important expense metrics improved, including pieces per stop, lines per stop, pieces per trip and pieces per mile. Each contributed to excellent expense control, as did the continued success of the SYSCO Order Selector (SOS), a unique, finger-mounted unit that assists warehouse associates in selecting the correct products for each customer's order. The SOS system, which is being rolled out at all broadline companies, is currently used in 21 of our operations. The system significantly increases order accuracy and productivity, both of which ultimately benefit SYSCO and our customers through expense reduction and increased service levels."

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


     In reviewing the second quarter, Thomas E. Lankford, who succeeded Mr. Schnieders as SYSCO's president and chief operating officer on January 1, 2003, stated that the quarter was marked by a number of transactions designed to position SYSCO for future growth.

     "SYSCO acquired four unique foodservice operations during the second quarter. These include broadline distributor Abbott Food Service; Asian Foods, a company that specializes in products for the Asian restaurant market niche; Canada-based Pronamics, Inc., a quickservice restaurant chain distribution specialist; and the purchase of certain assets of the Denver operations of Marriott Distribution Services, Inc. Each provided either the additional geographic coverage we desired and/or also allowed us to strengthen our offerings to select niche foodservice markets."

     Mr. Lankford added that SYSCO purchased land in Front Royal, Virginia, and commenced construction of the company's Northeast Redistribution Center. This warehouse, which is expected to be operational by the summer of 2004, will receive and redistribute food and food-related products to 14 SYSCO operating companies in the northeast. SYSCO expects to achieve transportation and handling savings and improve inventory flow, storage and handling methods through the use of this and future redistribution warehouses, which will create a more efficient supply chain.

     "Other events included the signing of an agreement to acquire land for the construction of a broadline fold-out in the area just north of Los Angeles, as well as finalizing our activities for the opening of a specialty meat company fold-out in East Plainfield, New Jersey, this month," Mr. Lankford continued. "Our capital investments are producing the expected results, and combined with the daily activities of our 48,000 associates, have led to our 107th consecutive quarter of earnings increases. We remain confident that our strategies will continue to position us to lead our growing industry."

     SYSCO is the largest foodservice marketing and distribution organization in North America, generating sales of $24.7 billion for calendar year 2002. The company's 149 distribution locations in the United States and Canada provide food and related products and services to approximately 415,000 restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. For more information about SYSCO visit the company's Internet home page at www.sysco.com.

Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding SYSCO's ability to continue to profitably grow its business, gain market share, control or reduce expenses, increase operating efficiencies and achieve real sales growth. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic environment; SYSCO's leverage and debt risks; the successful completion of acquisitions and fold-outs and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; the ability of the redistribution warehouse to achieve expected efficiencies; and internal factors such as the ability to control expenses. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 2002 as filed with the Securities and Exchange Commission.

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


                                SYSCO CORPORATION
                CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                      (In Thousands Except for Share Data)


                                                                      For the 13-Week Period Ended
                                                          -----------------------------------------------------
                                                            December 28, 2002                December 29, 2001
                                                          ---------------------              -----------------
Sales                                                      $         6,348,797                $     5,590,966
Costs and expenses
    Cost of sales                                                    5,097,716                      4,481,655
    Operating expenses                                                 937,290                        836,355
    Interest expense                                                    17,503                         16,513
    Other, net                                                          (2,606)                          (290)
                                                          ---------------------              -----------------
Total costs and expenses                                             6,049,903                      5,334,233
                                                          ---------------------              -----------------
Earnings before income taxes                                           298,894                        256,733
Income taxes                                                           114,327                         98,200
                                                          ---------------------              -----------------

Net earnings                                               $           184,567                $       158,533
                                                          =====================              =================
Basic earnings per share                                   $              0.28                $          0.24
                                                          =====================              =================
Diluted earnings per share                                 $              0.28                $          0.24
                                                          =====================              =================

Average shares outstanding                                         652,030,164                    661,959,339
                                                          =====================              =================
Diluted average shares outstanding                                 664,083,274                    671,799,409
                                                          =====================              =================

The comparative segment sales data for the second quarter of fiscal years 2003 and 2002 are summarized below.


                                                                For the 13-Week Period Ended (Unaudited)
                                                              ------------------------------------------------
                                                              December 28, 2002              December 29, 2001
                                                              -----------------              -----------------
Sales                                                                           (In Thousands)
    Broadline                                                  $     5,227,677                $     4,575,700
    SYGMA                                                              710,334                        657,427
    Other                                                              410,786                        357,839
                                                              -----------------              -----------------

Total sales                                                    $     6,348,797                $     5,590,966
                                                              =================              =================

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


                                SYSCO CORPORATION
                CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                      (In Thousands Except for Share Data)



                                                                      For the 26-Week Period Ended
                                                              ------------------------------------------------
                                                              December 28, 2002              December 29, 2001
                                                              -----------------              -----------------
Sales                                                          $    12,773,219                $    11,419,644
Costs and expenses
    Cost of sales                                                   10,252,420                      9,165,272
    Operating expenses                                               1,897,925                      1,700,811
    Interest expense                                                    34,331                         32,377
    Other, net                                                         (6,018)                         (1,059)
                                                              -----------------              -----------------
Total costs and expenses                                            12,178,658                     10,897,401
                                                              -----------------              -----------------
Earnings before income taxes                                           594,561                        522,243
Income taxes                                                           227,420                        199,758
                                                              -----------------              -----------------

Net earnings                                                   $       367,141                $       322,485
                                                              =================              =================
Basic earnings per share                                       $          0.56                $          0.49
                                                              =================              =================
Diluted earnings per share                                     $          0.55                $          0.48
                                                              =================              =================

Average shares outstanding                                         653,240,266                    664,361,281
                                                              =================              =================
Diluted average shares outstanding                                 664,304,371                    675,082,031
                                                              =================              =================


The comparative segment sales data for the first 26 weeks of fiscal years 2003 and 2002 are summarized below.


                                                                For the 26-Week Period Ended (Unaudited)
                                                              ------------------------------------------------
                                                              December 28, 2002              December 29, 2001
                                                              -----------------              -----------------
Sales                                                                          (In Thousands)
    Broadline                                                  $    10,548,934                $     9,378,633
    SYGMA                                                            1,419,918                      1,307,725
    Other                                                              804,367                        733,286
                                                              -----------------              -----------------

Total sales                                                    $    12,773,219                $    11,419,644
                                                              =================              =================

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


                                SYSCO CORPORATION
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (In Thousands)


                                                                     December 28, 2002          December 29, 2001
                                                                     -----------------          -----------------
Current assets
   Cash                                                               $       128,574            $       115,843
   Receivables                                                              1,878,315                  1,612,464
   Inventories                                                              1,270,604                  1,076,884
   Deferred taxes                                                                   -                     95,654
   Prepaid expenses                                                            63,286                     54,650
                                                                     -----------------          -----------------
     Total current assets                                                   3,340,779                  2,955,495

Plant and equipment at cost, less depreciation                              1,804,691                  1,620,462

Other assets
   Goodwill and intangibles                                                 1,055,271                    779,971
   Restricted cash                                                             84,056                          -
   Other                                                                      199,190                    186,951
                                                                     -----------------          -----------------
      Total other assets                                                    1,338,517                    966,922
                                                                     -----------------          -----------------
Total assets                                                          $     6,483,987            $     5,542,879
                                                                     =================          =================

Current liabilities
   Notes payable                                                      $        64,612            $        27,653
   Accounts payable                                                         1,408,475                  1,237,374
   Accrued expenses                                                           747,303                    571,474
   Accrued income taxes                                                        25,462                     94,199
   Deferred taxes                                                             158,719                          -
   Current maturities of long-term debt                                        22,341                     12,564
                                                                     -----------------          -----------------
     Total current liabilities                                              2,426,912                  1,943,264

Other liabilities
   Long-term debt                                                           1,394,647                  1,078,573
   Deferred taxes                                                             461,312                    335,867
                                                                     -----------------          -----------------
     Total other liabilities                                                1,855,959                  1,414,440

Shareholders' equity
   Common stock, par $l per share                                             765,175                    765,175
   Paid-in capital                                                            240,170                    214,202
   Retained earnings                                                        3,105,487                  2,644,005
   Other comprehensive loss                                                   (65,435)                    (5,624)
   Treasury stock                                                          (1,844,281)                (1,432,583)
                                                                     -----------------          -----------------
   Total shareholders' equity                                               2,201,116                  2,185,175
                                                                     -----------------          -----------------
Total liabilities and shareholders' equity                            $     6,483,987            $     5,542,879
                                                                     =================          =================


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


                                SYSCO CORPORATION
                CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
                                 (In Thousands)

                                                                              For the 26-Week Period Ended
                                                                        --------------------------------------------
                                                                          December 28, 2002        December 29, 2001
                                                                        --------------------      ------------------
Cash flows from operating activities:

  Net earnings                                                           $          367,141        $        322,485
  Add non-cash items:
      Depreciation and amortization                                                 133,437                 135,239
      Deferred tax provision                                                        213,488                  59,274
      Provision for bad debts                                                        15,908                  16,717
  Additional  investment  in certain  assets and  liabilities,  net of effect of businesses acquired:
      (Increase) decrease in receivables                                            (98,222)                 25,031
      (Increase) in inventories                                                    (130,767)                (31,241)
      (Increase) in prepaid expenses                                                (21,251)                (14,163)
      Increase (decrease) in accounts payable                                        38,411                 (36,188)
      (Decrease) in accrued expenses                                                (42,346)                (83,462)
      (Decrease) in accrued income taxes                                            (12,091)                (29,133)
      (Increase) in other assets                                                     (7,171)                 (2,956)
                                                                        --------------------      ------------------
    Net cash provided by operating activities                                       456,537                 361,603
                                                                        --------------------      ------------------
Cash flows from investing activities:
  Additions to plant and equipment                                                 (217,799)               (215,181)
  Proceeds from sales of plant and equipment                                          7,976                   4,246
  Acquisition of businesses, net of cash acquired                                  (168,244)                (12,197)
  Increase in restricted cash                                                       (52,056)                      -
                                                                        --------------------      ------------------
    Net cash used for investing activities                                         (430,123)               (223,132)
                                                                        --------------------      ------------------
Cash flows from financing activities:
  Bank and commercial paper borrowings                                              208,102                 117,264
  Other debt repayments                                                              (5,255)                (13,802)
  Common stock reissued from treasury                                                62,650                  50,463
  Treasury stock purchases                                                         (243,381)               (218,656)
  Dividends paid                                                                   (118,395)                (93,640)
                                                                        --------------------      ------------------
    Net cash used for financing activities                                          (96,279)               (158,371)
                                                                        --------------------      ------------------
Net decrease in cash                                                                (69,865)                (19,900)
Cash at beginning of period                                                         198,439                 135,743
                                                                        --------------------      ------------------
Cash at end of period                                                    $          128,574        $        115,843
                                                                        ====================      ==================
Cash paid during the period for:
  Interest                                                               $           34,492        $         32,621
  Income taxes                                                                       29,120                 168,504

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